Exhibit 99.1

Individual Trustees
Gary C. Evans
Thomas H. Owen, Jr.
Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., CORPORATE TRUSTEE 919 CONGRESS AVENUE / (800) 852-1422 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES THERE WILL BE NO FIRST QUARTER 2013 DISTRIBUTION

AUSTIN, TEXAS APRIL 9, 2013—TEL OFFSHORE TRUST announced that there will be no trust distribution for the first quarter of 2013 for unitholders of record on March 31, 2013. The Trust has not been able to make a distribution to unitholders for seventeen consecutive quarters, or since January 9, 2009. The financial and operating information included herein for the Trust’s first quarter of 2013 reflects financial and operating information with respect to the royalty properties for the months of November and December 2012 and January 2013.

Gross proceeds for the royalty properties exceeded development and production costs for the months of November and December 2012 and January 2013 by $3,703,850, or $925,962, net to the entire overriding royalty interest, and $740,770 attributable to the Trust.  The foregoing includes and reflects the benefit of an audit adjustment of Eugene Island 339 which resulted in additional proceeds of $1,869,919, net to the entire overriding royalty interest for such three month period. While limited production at one well on Eugene Island 339 commenced in December 2012, no actual proceeds were received by the TEL Offshore Trust Partnership (the “Partnership”) or the Trust from Eugene Island 339 for the months of November and December 2012 and January 2013.  The excess proceeds, net to the entire overriding royalty interest, were applied to reduce the accumulated excess cost carryforward, which represents the amount by which the aggregate development and production costs for the royalty properties since November 2008 have exceeded the related proceeds of the production.

Including the results of the audit adjustment for Eugene Island 339, gas revenues recorded by Chevron, as a Working Interest Owner, on its royalty properties increased approximately 1491% to $1,922,265 in the first quarter of 2013 from $120,818 in the fourth quarter of 2012.  The audit adjustment for Eugene Island 339 resulted in an increase of $1,884,306 in gas revenues recorded for the first quarter of 2013.  Natural gas volumes during the first quarter of 2013 increased approximately 326% to 172,227 Mcf from 40,399 Mcf during the fourth quarter of 2012.  This increase also included the benefit of an audit adjustment of Eugene Island 339 resulting in an increase in production of 162,885 Mcf recorded for the first quarter of 2013.  The average price received for natural gas production increased approximately 29% to $3.85 per Mcf in the first quarter of 2013 as compared to $2.99 per Mcf in the fourth quarter of 2012.

Including the results of the audit adjustment for Eugene Island 339, crude oil and condensate revenues recorded by Chevron, as a Working Interest Owner, on its royalty properties increased approximately 14% to $3,852,733 in the first quarter of 2013 from $3,377,201 in the fourth quarter of 2012. The audit adjustment for Eugene Island 339 resulted in an increase of $852,013 in crude oil and condensate revenues recorded for the first quarter of 2013.  Crude oil and condensate volumes during the first quarter of 2013 increased approximately 55% to 49,840 barrels, compared to 32,153 barrels produced in the fourth quarter of 2012. This increase also included the benefit of an audit adjustment of Eugene Island 339 resulting in an increase in production of 19,958 barrels recorded for the first quarter of 2013. The average price received for crude oil and condensate production decreased approximately 1.0%  to $104.18 per barrel in the first quarter of 2013 as compared to $105.04 per barrel in the fourth quarter of 2012.

Capital expenditures increased by $123,241 in the first quarter of 2013 to $166,009, as compared to $42,769 in the fourth quarter of 2012. Operating expenses decreased by $1,552,612 in the first quarter of 2013 to $1,192,915 as compared to $2,745,526 for the fourth quarter of 2012.

As previously disclosed, during September 2008, the platforms and wells associated with Eugene Island 339 field were completely destroyed by Hurricane Ike.  While Chevron has completed the work required to clear the remaining infrastructure and abandon the damaged wells, platforms and infrastructure, the interruption in production and the plugging and abandonment costs, each related to the Eugene Island 339 field, were the primary contributors to the resulting excess of development and production costs over proceeds of production.  Chevron has informed the Trust that the estimate of the Trust’s net portion of the aggregate cost to plug and abandon the wells, remove and abandon platforms and infrastructure and remediate the subject to the overriding royalty interest on Eugene Island 339 as of January 31, 2013 remains at approximately $19.8 million, and this is the same amount as the estimated cost as of October 31, 2012.  Of this amount, approximately $19.76 million has been incurred through January 31, 2013.  While this work may be complete, additional vendor invoices for this work may be received in the future, which expenses will or could bear upon the proceeds which may be received from Eugene Island 339.

As discussed above, gross proceeds for the royalty properties for the first quarter of 2013, including the benefit from the audit adjustment at Eugene Island 339, exceeded development and production costs thereof, with the portion of such excess attributable to the Trust’s remaining 20% royalty interest equal to approximately $740,770. As of January 31, 2013, after applying the net proceeds for the months of November and December 2012 and January 2013, and giving effect to the audit adjustment described above, the amount by which the aggregate development and production costs for the royalty properties since November 2008 have exceeded the related proceeds of production from the royalty properties has been reduced to approximately $6.9 million (or $5.5 million, net to the Trust’s remaining 20% royalty interest) as compared to $7.9 million (or $6.3 million, net to the Trust’s remaining 20% royalty interest) as of October 31, 2012. The Trust will not receive any distribution of net proceeds until such time as the proceeds of production exceed the accumulated excess cost carryforward. As a result, the Trust will not be receiving any net proceeds for the first quarter of 2013.

In 2011, Chevron, as the Managing General Partner of the Partnership, consummated the sale by the Partnership of 20% of the Partnership’s overriding royalty interest (a 25% net profits interest in certain oil and gas properties) to RNR Production, Land and Cattle Company, Inc. (“RNR Production”), as the Trust needed funds to pay for liabilities of the Trust. The Partnership retained a 20% royalty interest (representing 80% of the original 25%  interest).

As previously reported, in July 2012, the Trustees provided written notice to Chevron that the Trust needed funds to pay for the liabilities of the Trust and therefore instructed Chevron, as the Managing General Partner of the Partnership, to take certain actions involving a potential sale by the Partnership of a portion of its overriding royalty interest (a 20% net profits interest in certain oil and gas properties).   The Trustees initiated contact with RNR Production to determine its interest in purchasing an additional five percent (5%) of the overriding royalty interest pursuant to an Option Agreement entered into between the Partnership and RNR Production in connection with the Partnership’s previous sale of 20% of the overriding royalty interest to RNR Production. RNR Production indicated at that time that it was not interested in purchasing an additional part of the overriding royalty interest pursuant to the Option Agreement. Accordingly, the Trustees provided written notice to Chevron to proceed with an alternative sale process to sell such portion, and only such portion, of the overriding royalty interest that would provide the Trust with a current distribution equal to $1,000,000 from the proceeds of such sale. Based on a recommendation from Chevron, as the Managing General Partner of the Partnership, Chevron marketed for sale by the Partnership the entire overriding royalty interest; however, the Trust reserved the right to sell only a portion of the overriding royalty interest. Also based on a recommendation from Chevron, Chevron engaged EnergyNet.com to conduct the marketing process and related auction of the Royalty. EnergyNet.com handled the Partnership’s sale of a portion of the overriding royalty interest to RNR Production in 2011. In December 2012 following the due date for any bids for the purchase of the overriding royalty interest, the Trustees elected to delay any further action with respect to the proposed sale by the Partnership of the overriding royalty interest. Accordingly, the Trustees instructed Chevron to delay any further action regarding a potential sale and the Trustees are continuing to evaluate the alternatives available to the Trust which may include once again initiating a sale by the Partnership of its remaining interest in the Royalty.

This press release contains forward-looking statements.  Although the Managing General Partner of the TEL Offshore Trust Partnership has advised the Trust that the Managing General Partner believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The Working Interest Owners alone control historical operating data, and handle receipt and payment of funds relating to the royalty properties and payments to the Trust for the related royalty. The Trustees of the Trust cannot assure that errors or adjustments by the Working Interest Owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the Trust’s ability to pay its liabilities and the ability of the Partnership to conclude a sale of a portion of its overriding royalty interest on terms advantageous to the Trust, and other factors described in the Trust’s Form 10-K for the year ended December 31, 2012 under “Item 1A. Risk Factors,” as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K as filed with the Securities and Exchange Commission.  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

The Bank of New York Mellon Trust Company, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(800) 852-1422

www.businesswire.com/cnn/tel-offshore.htm